Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Schedule 13D, dated as of July 26, 2021, with respect to the Class A Common Stock of Sera Pharmaceuticals, Inc. is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934.

Dated: July 26, 2021
Chione Ltd., by /s/ Shalom Leaf, as attorney-in-fact
Marcin Czernik, by /s/ Shalom Leaf, as attorney-in-fact
Andreas Hadjimichael, by /s/ Shalom Leaf, as attorney-in-fact
Anastasios Nikolaou, by /s/ Shalom Leaf, as attorney-in- fact
Wiaczeslaw Smolokowski, by /s/ Shalom Leaf, as attorney-in-fact